EXHIBIT 10.44

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of October 21, 2022, is entered into between ATEC Systems, Inc., a California corporation ("Seller"), David Ketchum ("David") and Donna Ketchum ("Donna", and David and Donna each an "Owner," and collectively, the "Owners," and, together with Seller, "Sellers"), and Cadiz, Inc., a Delaware corporation, or its assign(s) (collectively, "Buyer"). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross- references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller and Owners are engaged in the business of manufacturing water treatment equipment (the "Business");

WHEREAS, Owners are husband and wife and together own all of the issued and outstanding shares of common stock of Seller and the Owners’ IP and Business Goodwill as identified herein; and

WHEREAS, Sellers wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the rights and obligations of Sellers to the Purchased Assets and the Assumed Liabilities, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Sellers, all of Sellers' right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "Purchased Assets"), including the following:

a.	All of Seller’s cash deposits for future or current work in progress for the Seller’s customers pursuant to the Assigned Contracts ("Customer Deposits");

b.	All of Seller’s inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories ("Inventory");

c.

All of Seller’s Contracts (the "Assigned Contracts") set forth on Section 1.01(c) of the disclosure schedules attached hereto (the "Disclosure Schedules"). The term "Contracts" means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

d.	All of Seller’s furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property (the "Tangible Personal Property");

e.

all of Seller’s prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);

f.	all rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

g.	all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities;

h.

originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, "Governmental Authority")), sales material and records, strategic plans and marketing, and promotional surveys, material, and research ("Books and Records");

i.	all of the Intellectual Property (as defined below) of the Seller (the "Seller’s IP") and all of the Intellectual Property of the Owners (the "Owners’ IP"); and

j.	all of the goodwill and the going concern value of the Purchased Assets and the Business of the Owners (the "Business Goodwill").

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the "Excluded Assets").

Section 1.03    Assumed Liabilities.

a.

Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the "Assumed Liabilities"), and no other Liabilities:

i.

all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing.

ii.

Notwithstanding the foregoing, Buyer shall not assume any Liabilities that may be due to or claimed by ATEC Systems Associates and/or Bill Ketchum (collectively, "ASA"), whether arising from or related to any Assigned Contract, the Business, or otherwise (collectively, the "ASA Liabilities"), unless explicitly agreed to in a separate writing by and between Buyer and ASA. Sellers agree, jointly and severally, to indemnify and hold Buyer harmless with regard to any and all ASA Liabilities.

For purposes of this Agreement, "Liabilities" means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

b.

Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller, Owners or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). For purposes of this Agreement: (i) "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $2,200,000 (the "Purchase Price"). Buyer shall pay or cause to be paid to Sellers the following amounts within the time periods set forth below:

a.

an amount in cash to Seller equal to the appraised value of the Purchased Assets (excluding the Owners’ IP and the Business Goodwill) on the Closing Date (the "Asset Payment"), net of the Assumed Liabilities;

b.	an amount in cash to Owners equal to (i) $750,000 minus (ii) the Asset Payment for a portion of the Owners’ IP and Business Goodwill on the Closing Date (the "Owners’ Payment"); and

c.

If and only if, within one year of the Closing Date (the “Deferred Payment Period”), Buyer has entered into final binding purchase agreements with third- party customers for the sale and delivery of either the amount of (i) forty-eight inch (48”) treatment systems (the “48” Systems”) or (ii) an equivalent number of smaller size treatment units that are qualified in substitution for the 48” Systems, which shall be determined in accordance with the materials schedule provided on Schedule 1.04(c), (collectively, the “Qualifying Units”) set forth below, then Buyer will pay to Sellers a payment for Business Goodwill (each a “Deferred Payment”, and collectively, the “Deferred Payments”) as follows:

A.	$250,000 upon the sale of 150 Qualifying Units;

B.	$500,0000 upon the sale of 250 Qualifying Units; and

C.	An amount equal to the difference of (1) the Purchase Price minus

(2) the Asset Payment, minus (3) the Owners’ Payment, and minus

(4) any previously paid Deferred Payments upon the sale of 300 Units.

Each Deferred Payment shall be paid to Sellers within thirty (30) days after the applicable milestone for the Qualifying Units sold is met. For purposes of clarification, only Qualifying Units sold directly by Buyer shall count towards the Qualifying Unit requirements set forth in subsections (A) through (C) in the preceding sentence. Buyer’s determination as to the number of Qualifying Units sold shall be final and binding. Buyer’s plan to market and sell the Qualifying Units is summarized at Exhibit B attached hereto and made a part hereof.

d.	The Purchase Price may be adjusted as provided for in this Agreement.

Section 1.05 Allocation of Purchase Price. Within 90 days after the Closing Date, Buyer shall prepare and cause to be delivered to Sellers an allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets for all purposes (including Tax and financial accounting) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Accordingly, the Purchase Price shall be reported for income and other Tax purposes by the Parties as allocated among the Business Goodwill, Owners’ IP, the restrictive covenants set forth in Section 5.02, and the assets of Seller (the "Allocation Principles"). Buyer will give Sellers reasonable opportunity to review and comment on the Allocation Schedule and Buyer will consider in good faith any comments that Sellers have with respect to the Allocation Schedule in keeping with the Allocation Principles. Buyer shall also have the right to propose amendments to the Allocation Schedule in accordance with the Allocation Principles, provided that Buyer obtains Sellers’ written consent, which consent shall not be unreasonably withheld, conditioned or delayed (and which consent shall in any event be granted by Sellers in any case in which the resulting Tax liabilities of Sellers, or any owner or former owner of an equity interest in Seller, is not increased). Buyer and Sellers shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) ("Tax Returns") in a manner consistent with the Allocation Schedule. Notwithstanding any provision to the contrary in this Agreement, in the event any Taxing authority disputes the amount of Purchase Price allocated to Business Goodwill or the Owners’ IP in any audit or other Tax proceeding, Purchaser shall have no obligation to take any position consistent with the Allocation Statement or Allocation Principles.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 1.07 Third Party Consents. To the extent that Sellers' rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the transactions contemplated hereunder shall be deemed to have concluded directly between the parties on or around October 28, 2022, or such later date as may be agreed upon by the parties, (the "Closing" and the date on which the Closing occurs, the "Closing Date") upon the exchange of consideration contemplated hereunder. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. PDT on the Closing Date.

Section 2.02    Closing Deliverables.

a.	At the Closing, Seller shall deliver to Buyer the following:

i.	a bill of sale in form and substance satisfactory to Buyer (the "Bill of Sale") and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

ii.

an assignment and assumption agreement in form and substance satisfactory to Buyer (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

iii.	the consulting agreement for David (the "Consulting Agreement") in form and substance satisfactory to Buyer and duly executed by David;

iv.

tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by Seller in those jurisdictions;

v.

a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the

other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents; and

vi.

such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

b.	At the Closing, Owners shall deliver to Buyer the following:

i.

an assignment and assumption agreement in form and substance satisfactory to Buyer (the "Intellectual Property and Goodwill Assignment and Assumption Agreement") and duly executed by Owners, effecting the assignment to and assumption by Buyer of the Owners’ IP and the Business Goodwill.

c.	At the Closing, Buyer shall deliver to Sellers the following:

i.	the Purchase Price in accordance with the terms contained herein (less any amounts which may be withheld for outstanding Tax Liabilities);

ii.	the Assignment and Assumption Agreement duly executed by

Buyer;

iii.	the Intellectual Property and Goodwill Assignment and

Assumption Agreement duly executed by Buyer;

iv.	the Consulting Agreement duly executed by Buyer; and

v.

a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

Section 2.03 Conditions to Buyer’s Obligations. The Closing and Buyer’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions for Buyer’s benefit (or Buyer’s written waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or prior to the Closing Date or on the dates designated below for the satisfaction of such conditions:

a.

Buyer shall be satisfied with the results of its due diligence by 5:00pm on the day immediately prior to the Closing Date (the “Due Diligence Period”). During the Due Diligence Period, Seller shall have provided Buyer, its accountants, counsel and other representatives with such information necessary to permit Buyer to complete its business and legal due diligence on Seller. If Buyer determines, in its sole discretion, that it does not wish to proceed with this transaction, then Buyer shall deliver to Seller written notice thereof prior to the expiration of the Due Diligence Period;

b.	Buyer’s final approval of the Disclosure Schedules;

c.	Buyer entering into an agreement with Lee Odell ("Odell") to work with Buyer in a capacity to be mutually agreed to by and between Buyer and Odell;

d.

All of Sellers’ representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, subject to any qualifications hereafter made to any of Sellers’ representations;

e.	Since the Balance Sheet Date, there shall not have occurred any circumstance or event which, individually or in the aggregate, has had or is reasonably likely to result in a material adverse effect;

f.	All consents from third parties to Contracts or otherwise that are required to consummate the transactions contemplated herein shall have been obtained in writing;

g.	Buyer’s board of directors shall have finally approved of the transactions contemplated hereunder; and

h.	As of the Closing Date, Sellers shall have performed their obligations hereunder and all deliveries to be made at the Closing by Sellers shall have been tendered.

Section 2.04 Termination. Buyer may terminate this Agreement at any time prior to the Closing upon written notice to Sellers if any of the conditions set forth in Section 2.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing. Upon such termination, Sellers and Buyer shall have no further rights and obligations hereunder, except with respect to all confidentiality obligations contained in Section 5.01 of this Agreement.

Section 2.05 Transition Services. As partial consideration of the Purchase Price, David shall provide post-closing supervisorial and transition services (the "Transition Services") for a period of six (6) months following the Closing Date (the "Transition Period") in a manner similar to his historical custom and practice and agree to assist in the successful transition of the Purchased Assets to Buyer. During the Transition Period, David shall prepare several instructional videos (no more than 10) as agreed with Odell. Thereafter, for a period of one (1) year, David shall provide remote consulting services to Buyer, by making himself available to respond to inquiries at the rate of $2,000 per month, in accordance with the terms and conditions of the Consulting Agreement.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer, jointly and severally, that the statements contained in this ARTICLE III are true and correct as of the date hereof. Upon Sellers becoming aware of any fact or circumstance which would make any of Sellers’ representations or warranties contained herein untrue or incorrect in any material respect, Sellers shall promptly notify Buyer thereof.

Section 3.01    Organization and Authority of Sellers.

a.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

b.

Each of David and Donna has the legal capacity and full power and authority, as applicable, to enter into this Agreement and the other Transaction Documents to which he or she is a party, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, "Law") or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority ("Governmental Order") applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity ("Person") or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance ("Encumbrance") on the Purchased Assets.

Section 3.03 Financial Statements. Complete copies of Seller’s unaudited financial statements consisting of the balance sheet of Seller as at June 30, 2021 and June 30, 2022 and the related statements of income and retained earnings, shareholders' equity, and cash flow for the years then ended, and the financial statements consisting of the balance sheet of Seller (taken as whole, on a consolidated basis) as at June 30, 2022 and the related statements of income for the two-month period then ended (collectively, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with reasonable accounting practices on a basis consistent throughout the periods covered thereby. The Financial Statements are based on the books and records of Seller and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of June 30, 2022 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date".

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.06    Assigned Contracts.

a.

Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

b.	Seller has no outstanding Contracts with ASA except as provided on Section 3.06(b) of the Disclosure Schedules.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets (except with regard to the Owners’ IP and Business Goodwill), free and clear of Encumbrances. Owners are the exclusive owners of all right, title and interest in and to the Owners’ IP and the Business Goodwill, free and clear of any and all Encumbrances. There are no

(a) outstanding rights to acquire from Owners, (b) contracts or commitments providing for the sale, assignment or other transfer by Owners of, any of the Owners’ IP or Business Goodwill, or

c.

agreements with the Seller or any other party restricting Owners’ ability to compete with the Business or Seller or Owners’ ability to solicit the business of the Business’s or Seller’s customers except as provided for herein.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property needs maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.10  Accounts Receivable. All accounts receivable (“Accounts Receivable”):

(a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within ninety (90) days after billing.

Section 3.11    Material Customers and Suppliers.

a.

Section 3.11(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

b.

Section 3.11(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.12    Legal Proceedings; Governmental Orders.

a.

There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "Actions") pending or, to Seller's knowledge, threatened against or by Seller: (a) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

b.	Sellers are in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.13 Compliance with Laws. Sellers are in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.14 Taxes. All Taxes due and owing by Sellers have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Sellers for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.15     Intellectual Property.

a.

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

b.

Section 3.15 of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by Sellers (the "Company IP Registrations"). Sellers own or have the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted (the "Company Intellectual Property"), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. Sellers have taken all necessary steps to maintain and enforce the Company Intellectual Property.

c.

The conduct of the Business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

d.	The Company Intellectual Property shall include the Seller’s IP and the Owners’ IP.

Section 3.16 Environmental Matters. Seller is currently and has been in compliance in all material respects with, and has no material Liabilities under, any and all environmental laws. There are no facts, events, conditions or circumstances that could result in a Liability to any Seller pursuant to environmental laws.

Section 3.17  Labor Matters.

a.

Section 3.17(a) of the Disclosure Schedules sets forth a complete list of all of the employees of the Business, together with their rates of pay, benefits and a categorization of each such person as a full-time or part-time employee of Seller. None of the employees of the Business has an employment agreement with Seller. Seller has not altered the compensation of any employee within the past 30 days.

b.

Section 3.17(b) of the Disclosure Schedules sets forth a list and summary of all employee benefit plans of the Practice existing under any Federal, state or local laws, rules or regulations or otherwise, including, but not limited to any benefit plan under the Employee Retirement Security Act of 1974, the Internal Revenue Code of 1986, as amended, or otherwise.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since August 31, 2017. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies

(a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 3.19 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.20 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Sellers shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents ("Representatives") to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of any Seller, any of their Affiliates, or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their respective Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed. Such Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02    Non-Competition; Non-Solicitation.

a.

Sellers acknowledge the highly competitive nature of the Business and accordingly agree, in connection with the sale of the Purchased Assets, including the Business Goodwill, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, for a period of five (5) years commencing on the Closing Date (the "Restricted Period"), not to, directly or indirectly, (i) engage in or assist others in engaging in any activity that is the same as, or similar to, any activity that the Seller currently engages (the "Restricted Business") in the States of California, Texas, and Utah (the "Territory"); or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if a Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person. This Section 5.02 does not, in any way, restrict or impede any Seller from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the Law, regulation or order. Such Seller shall promptly provide written notice of any such order in accordance with Section 7.02 hereof.

b.

During the Restricted Period, Sellers shall not, directly or indirectly, hire or solicit any person who is or was employed in the Business on the Closing Date except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent any Seller from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

c.

Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04 Bulk Sales Laws. The parties hereby waive compliance with the provisions of Division 6 of the California Uniform Commercial Code relating to bulk sales and the provisions of any other bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.05 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within ten (10) business days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, including Accounts Receivable, Buyer or its Affiliate shall remit any such funds to Seller within ten (10) business days after its receipt thereof.

Section 5.06 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.08 Mutual Non-Disparagement. From and after the Closing, each of the parties hereto agree not to, directly or indirectly, publicly disclose, publicly communicate, or publish any disparaging, negative or harmful, written communications, oral communications, electronic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), that intentionally disparages the reputation of the other, its products, services, members, managers, employees, customers or suppliers, as applicable, provided that the foregoing shall not prohibit any person or entity from making truthful statements to the extent necessary to comply with any legal requirement. The parties further acknowledge and agree that any breach or violation of this Section 5.08 shall entitle the other to seek injunctive relief to prevent any future breaches of this provision and/or to sue the other under the provisions of this Agreement for the immediate recovery of any actual damages caused by such breach.

ARTICLE VI INDEMNIFICATION

Section 6.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VI, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees (collectively, "Losses"), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

a.

any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

b.

any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

c.

any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Sellers or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, "Third Party Claim" means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

d.

The amount owed pursuant to this Section 6.02 shall be the amount required to put Buyer in the position it would have been in had such representation, warranty, covenant or agreement not been breached. Buyer shall have the right to deduct from any Deferred Payments any amounts owed to Buyer pursuant to this Section 6.02. Upon depletion or release of any Deferred Payments, any remaining amounts owed shall be paid by Sellers to Buyer. For the purposes of clarity, any amounts deducted from the Deferred Payments pursuant to this Section 6.02(d) shall be deducted from any such amount owed pursuant to this Section 6.02.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

a.

any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any schedule, certificate, or exhibit related thereto as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

b.	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any schedule, certificate, or exhibit related thereto.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by law.

Section 6.06 Right of Set-off. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy Buyer has or may have, in the event that any of the Sellers has any liability or obligation to any Buyer Indemnitee under this Agreement, and payment in cash has not been made by such Seller within thirty (30) days of the date when any such indemnification payment finally became due and payable, Buyer may elect, at its option in its sole discretion, to set-off against any amount owed to any of the Sellers by Buyer, to the extent permitted by applicable law, including (for the avoidance of doubt) any Deferred Payment.

Section 6.07 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller or Owners:

David Ketchum and Donna Ketchum 130 Georges Drive

Hollister, CA 95023

Email: rana_quemada@yahoo.com

If to Buyer:

Cadiz, Inc.

550 South Hope Street Suite 2850 Los Angeles, CA 90071

Email: sspeer@cadizinc.com Attention: Chief Financial Officer with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck LLP 1021 Anacapa Street, 2nd Floor
   Santa Barbara, CA 93101 Email: Snyborg@bhfs.com Attention: Stacie Nyborg

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer shall have the right to assign its rights and delegate its obligations under this Agreement at any time without the prior written consent of any Seller, if such assignment and delegation are made to (i) a wholly owned subsidiary of Buyer and/or (ii) an entity controlling or under common control with Buyer (collectively, "Permitted Assignees"). Any purported assignment in violation of this Section 7.06 shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder; provided, however, upon any such valid assignment to a Permitted Assignee, Cadiz, Inc. shall be released from any obligations as the Buyer under this Agreement accruing after such assignment.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of Los Angeles and county of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ATEC SYSTEMS, INC.,  a California corporation

By: /s/ David Ketchum
Name: David Ketchum

Title: President OWNERS:

/s/ David Ketchum

David Ketchum

/s/ Donna Ketchum

Donna Ketchum

BUYER:

CADIZ, INC., a Delaware corporation

By: /s/ Scott Slater
Name: Scott Slater

Title: Chief Executive Officer